Exhibit 10.4

[Execution Copy]

Asset Transfer Agreement

by and among

FEnet Co., Ltd.

Deng Xinping, as Management Shareholder

And

Longtop Financial Technologies Limited

May 2007

Appendices:

I.	Shareholder Resolution of FEnet Co., Ltd.
II.	List of Assets
III.	Proof of Ownership of Transferred Assets
IV.	List of Closing Documents
V.	Key Shareholders of FEnet Co., Ltd.
VI.	Share Purchasers and Shares
VII.	Earn-out Schedule
VIII.	Opinion from PRC Counsel to Seller
IX.	Certain Indemnification Obligations

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ASSET TRANSFER AGREEMENT

THIS ASSET TRANSFER AGREEMENT (Agreement) is entered into on May 31, 2007 in Xiamen, People’s Republic of China (PRC)

by and among

(1)	FEnet Co., Ltd. (Seller), a company duly established and existing under the laws of the Cayman Islands, with its registered address at Zephyr House, George Town, Grand Cayman, British West Indies;

(2)	Deng Xinping (Management Shareholder), a PRC resident with ID card no. 420106196611113215 and with principal residential address at Room 705, No.5, 2nd Qiao Yuan Street, Guangzhou, PRC;

and

(3)	Longtop Financial Technologies Limited (Purchaser) , a company duly established and existing under the laws of the British Virgin Islands (BVI), with its registered address at P.O.Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

WHEREAS

A.	The Seller owns full right and title to the Assets (as defined below), which are used in the operation of or that otherwise relate to the Websites and the Business (as defined below).

B.	The Seller acquired the Assets from Guangzhou FEnet Software Co., Ltd. (Operator) pursuant to the Assets Transfer Agreement (ATA) entered into by and between those parties on 31 May 2007.

C.	The Operator is a Sino-foreign joint venture in which the Seller holds 91.7% equity interest.

D.	The Purchaser’s wholly-owned subsidiary in the PRC, Xiamen Longtop System Co., Ltd. (Longtop WFOE), has also obtained certain other assets related to the Websites and the Business from the Operator pursuant to the Business and Assets Transfer Agreement (BATA) entered into by and between those parties on 31 May 2007.

E.	A decision, act, consent or instruction of the Management Shareholder (including an amendment, extension or waiver of this Agreement) shall constitute a decision of all the Key Shareholders (as defined below), and shall be final, binding and conclusive upon each of such Key Shareholders, and the Purchaser may rely upon any such decision, act, consent or instruction of the Management Shareholder as being the decision, act, consent or instruction of each of such Key Shareholders.

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The Purchaser is hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Management Shareholder. The Key Shareholders have granted the full and irrevocable authorization to the Management Shareholder to execute this Agreement and contemplate the transaction hereunder by issuing a written resolution (attached as Appendix I).

F.	The Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Assets.

NOW, THEREFORE, the parties have agreed as follows:

Article 1 Definitions and Interpretations

1.1	Definitions. Unless otherwise stipulated herein, the following terms shall have the meaning set forth below:

Assets	the intangible assets to be transferred from the Seller to the Purchaser, including, without limitation, the intellectual property rights and good will in connection with the Websites, the Domain Names and Software, as set forth in Appendix II;

Business	all the business, services and trade conducted or engaged in by the Management Shareholder, the Seller or the Operator, including without limitation the development of software or provision of services relating to the business intelligence;

Business Contracts	all business contracts signed by the Operator, as defined and listed in the BATA;

Business Day	a day on which commercial banks are open for corporate business in the PRC;

Closing Date	the date which is not more than 2 Business Days after all of the Closing conditions as set forth in Article 7 have been satisfied (or waived in writing by the appropriate party), provided that the Closing Date shall not be later than 1 August, 2007 unless otherwise agreed to in writing by the Purchaser;

Closing Documents	any certificates, consents, approvals, agreements, and documents relating to the transactions contemplated by this Agreement as are set forth on Appendix IV;

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Domain Names	the domain names related to the Business or the Websites (as defined below) and that are now owned by the Seller, which are part of the Assets;

Employees	no less than 90% of key employees and no less than 80% of all employees employed in the Business, as defined and listed in the BATA;

Force Majeure	any earthquake, storm, fire, flood, war or other significant event of natural or human-caused disaster arising after signing hereof which is unforeseen, unavoidable and not possible to overcome, and is beyond the control of any party, and prevents the total or partial performance of this Agreement;

Government Authority	any competent government departments and authorities;

Key Shareholders	any and all individuals or legal entities, which hold 10% shares or above of any kind, or have any interest, directly or indirectly, in Seller, each of which is identified Appendix V;

Law	of a jurisdiction, means all laws and legislation of that jurisdiction that are in effect, including laws, regulations, decrees and any order, ruling, writ, judgment, injunction or decree any government agencies and other documents of a legislative, administrative or judicial nature;

Liabilities	any and all liabilities, claims, obligations, expenses or damages, whether known or unknown, contingent or absolute, named or unnamed, disputed or undisputed, legal or equitable, determined or liquidated or unliquidated;

RMB	Renminbi, the legal currency of the PRC;

Software	the software used by the Operator in conducting the Business and that is now owned by the Seller, which is part of the Assets;

Tax	all forms of taxation, including, without limitation, enterprise income tax, business tax, value-added tax, stamp duty and individual income tax levied by the applicable tax authorities pursuant to Law, as well as any penalty, surcharge or fine in connection therewith;

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Trade Secret	any information relating to this Agreement, the Operator, Seller, the Purchaser or the Business, including, without limitation, any information regarding costs, technologies, financial contracts, future business plans and any other information deemed by the parties to be confidential, and which is unknown by the public, has practical value and is of economic benefit to the parties;

USD	United States Dollar, the legal currency of the USA; and

Websites	www.fenet.com.cn and any other websites associated with the Business.

1.2	Headings. All headings used herein are for reference purposes only and do not affect the meaning or interpretation of any provision hereof.

1.3	Appendices. Any reference herein to an Article or Appendix is to an article or appendix of this Agreement.

1.4	Other References. Unless otherwise indicated, a reference herein to a day, month or year is to a calendar day, month or year.

Article 2 Sale and Purchase

2.1	Purchase Price. Subject to the Closing (as defined below) the Seller shall sell, transfer, convey assign and set over (Transfer) to the Purchaser, and the Purchaser shall purchase and acquire from the Seller, the Assets free from any encumbrances, for a total consideration as stipulated in Article 2.2 below (Purchase Price).

2.2	Method and Schedule for Payment. In consideration of the Transfer at the Closing to the Purchaser of the Assets, the Purchaser shall:

2.2.1	issue [264,233] ordinary shares of the Purchaser to the Seller, or any parties designated by the Seller, within 10 Business Days of the Closing; the details of the issuance of ordinary shares are set forth in Appendix VI;

2.2.2	by way of immediately available funds, pay USD to the Seller in an amount equivalent to RMB[22,150,000](the applicable exchange rate shall be calculated at the prevailing rate published by the People’s Bank of China on the date the payment is made), within 10 Business Days of the signing hereof; and

2.2.3	pay the remaining Purchase Price to the Seller pursuant to the Earn-out Schedule, as described in Appendix VII.

2.3	Account. The Purchase Price shall be deposited into the following account:

Bank : [HSBC Sun Hung Kai Centre Branch]
Account : [499-2-604753]

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2.4	Offset Right. Notwithstanding anything herein to the contrary, the Purchaser shall be entitled to offset, against any consideration otherwise payable to the Seller pursuant to Article 2.1, any amount which the Management Shareholder, Seller or Operator may owe to the Purchaser, provided that the amount to be offset shall be agreed upon by both parties, or if the parties cannot so agree, the amount determined based on the arbitral award, as required pursuant to Article 12.2. Without limiting the generality of the foregoing, the Purchaser shall be entitled to reduce the cash payments otherwise payable to the Seller by an amount equal to the aggregate amount due and payable by the Seller or the Operator to the Purchaser.

2.5	Distribution. The Purchaser shall have no responsibility or liability with respect to the Seller’s distribution of the Purchase Price, it being acknowledged and agreed that the Seller shall have sole responsibility and liability with respect to the same.

Article 3 Closing

3.1	Closing Date. The closing of the transactions contemplated hereby (Closing) shall be held in Guangzhou, on the Closing Date, and shall be effective as of 12:01a.m. local time on the Closing Date. All matters at the Closing shall be considered to take place simultaneously.

3.2	Closing Documents. The Seller and the Purchaser shall deliver to each other at the Closing the Closing Documents. The Seller and Management Shareholder further agree that at or subsequent to the Closing, upon the written request of the Purchaser, it will promptly execute and deliver or cause to be promptly executed and delivered, by itself or the Operator, any further assignment, instruments of transfer and bills of sale or conveyances reasonably necessary or desirable to vest fully in the Purchaser all of the Seller’s right, title and interest in and to the Assets.

3.3	Liabilities. The parties agree that it is their mutual intent and desire that the Seller and the Management Shareholder shall be jointly and severally responsible for any Liabilities of the Operator or of the Seller related to or arising from the transaction contemplated under this Agreement prior to Closing or related to or arising from actions that occurred prior to Closing.

Article 4 Seller’s and Management Shareholder’s Representations and Warranties

The Seller and the Management Shareholder each jointly and severally represent and warrant that:

4.1	Ownership of Assets. Appendix II sets forth all of the assets of the Operator transferred to the Seller by the Operator. The Seller has good and marketable title to the Assets, including to all underlying intellectual property rights, free of any mortgages, pledges or encumbrances or other security interests, and is entitled to transfer the Assets to the Purchaser.

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4.2	Registration of Assets. The Seller and the Management Shareholder have undertaken and maintained at their sole expense all registrations of the intellectual property rights and other relevant rights of the Assets that are necessary to protect them as proprietary property under applicable Laws, and the existence, or their registration or use of such intellectual property does not infringe on the rights of others.

4.3	Software. The Seller is the owner of the Software and which ownership does not infringe any third party’s copyright. No license to use the Software has ever been granted to any third parties.

4.4	Websites. The Seller or the Operator owns or has all rights necessary to use, publish, display and distribute the content that appears on the Websites. The use of such content on the Websites (including, without limitation, all text and images uploaded to the Website) does not infringe upon any third party’s intellectual property rights and no third party has made any such claim, and no proceedings have been instituted or, to the knowledge of Seller or the Management Shareholder, threatened alleging any such infringement.

4.5	Disputes. Neither the Seller nor the Management Shareholder are aware of any pending or threatened civil or criminal claims, prosecutions, lawsuits, investigations or other proceedings against any of the Seller or the Operator or of any settlements related to the same; nor are the Seller or the Management Shareholder aware of any contractual provisions or executable court rulings or injunctions that may be binding upon or affect the Seller’s property; the Seller’s execution and performance of this Agreement and the Purchaser’s implementation of any rights under this Agreement do not violate the mortgage rights, contracts, rulings, decrees or Laws that are binding upon the Seller or the Seller’s assets.

4.6	Previous Statements. All of the representations and warranties made by the Seller, Management Shareholder or the Operator in the ATA and BATA were at the time they were made, and remain in their entirety, true and accurate.

4.7	All Necessary Assets. The Assets represent all of the intangible assets (except for those included in the BATA) necessary for the operation or promotion of the Business and the Websites, and there are no intangible assets which have been used in the ordinary operation of the Business that are not included in the Assets.

4.8	Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any PRC, local or foreign governmental, regulatory or other authority on the part of the Seller or the Operator is required in connection with the consummation of the transactions contemplated by this Agreement.

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Article 5 Representations and Warranties of Seller and Purchaser

The Seller and the Purchaser each represent and warrant that:

5.1	Due Establishment. It is an independent legal entity formally established at its place of incorporation, and has obtained all government approvals and registrations necessary for its existence, which approvals and registrations are continuing and effective and it has sufficient authority to conduct its business in accordance with its business license, approval certificate, articles of association or similar corporate documents;

5.2	Authorization. It is fully authorized to sign this Agreement and to fulfill its obligations hereunder;

5.3	No Violation. Its signing of this Agreement and performance of any of its obligations hereunder will not violate:

5.3.1	its business license, approval certificate, articles of association or similar corporate documents;

5.3.2	any applicable Laws, or the conditions attached to any authorization or approval granted by any Government Authority; and

5.3.3	any agreement which is binding on the party;

5.4	Litigation. There is no lawsuit, arbitration or other legal or government procedure pending or threatened against it which, based on its knowledge, could materially and adversely affect its performance of this Agreement;

5.5	Disclosure. It has disclosed to each of the other parties all documents issued by any Government Authority that might have a material adverse effect on the performance of its obligations under this Agreement;

5.6	No Dissolution. It is not the subject of any liquidation or dissolution proceedings; and

5.7	No Bankruptcy. It has neither been declared bankrupt by a court of competent jurisdiction nor entered into any bankruptcy proceedings.

Article 6 Pre-Closing Covenants

Prior to the Closing, the Seller and the Management Shareholder shall ensure all of the following:

6.1	Notification. Between the date of this Agreement and the Closing, the Seller will promptly notify the Purchaser in writing if the Seller or the Management Shareholder become aware of any fact or condition that causes or constitutes a breach of any of the Seller’s representations and warranties as of the date of this Agreement, or if the Seller becomes aware of the

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occurrence after the date of this Agreement of any fact or condition that would (except as expressly required by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

6.2	No Solicitation or Negotiation. The Management Shareholder shall direct and cause the Seller, the Operator and any other affiliate and any officer, director and employee of, or any investment banker, attorney or other advisor or representative of, the Seller, the Operator, or any affiliate not to, directly or indirectly, engage in, solicit, initiate, or encourage any inquiries or proposals from any individual or entity (other than the Purchaser) relating to any transaction involving the Transfer or sale of all or any part of the Assets, the Business or the share, or any merger, consolidation, business combination, or similar transaction involving the Operator or the Business (any such transaction, a Competing Transaction) or participate in any discussions or negotiations regarding, or furnish to any individual or entity any information with respect to any Competing Transaction.

6.3	Publicity. Neither the Sellers, the Management Shareholder, the Operator nor their affiliates shall issue a press release or public announcement related to this Agreement, or the transactions contemplated hereby, without the approval of the Purchaser, unless required by PRC Law (in the reasonable opinion of outside counsel), in which case the Sellers and Management Shareholder shall use reasonable efforts to give the Purchaser the opportunity to review such press release or announcement prior to publication and, where practicable, agree to the form and wording of such release or announcement.

6.4	Contract Assignment. The Seller shall, and the Management Shareholder shall cause the Operator to, cooperate with the Purchaser or Longtop WFOE in order to assign all of the Business Contracts to Longtop WFOE. The Seller shall ensure that such assignment is effected in material compliance with all applicable Laws and in material compliance with any contractual or other obligations owing to any Government Authority or other individual or entity.

6.5	Employee Transition. The Seller shall, and the Management Shareholder shall cause the Operator to, cooperate with the Purchaser in order to transfer the Employees to Longtop WFOE or its designated party in accordance with the BATA. The Seller shall ensure that such transfer is effected in material compliance with all applicable Laws and any contractual or other obligations owing to any Government Authority or other individual or entity.

6.6	Use. The Seller and the Operator are entitled to continue using the Assets, and to assist the Operator in using the same, for the purpose of the Business until the Closing Date for no consideration other than that for loss or damage (if any).

6.7	Maintenance. Until the Assets are delivered to the Purchaser, the Seller shall be responsible for the custody and maintenance of the Assets. Any loss of or damage to the Assets, for reasons other than the fault solely of the Purchaser, shall be deemed as the Seller’s failure to deliver the Assets and shall constitute a material breach, irrespective of whether such loss or damage is actually caused by the Seller.

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Article 7 Closing Conditions

7.1	Obligation to Purchase: The Purchaser’s obligation to purchase the Assets and to take the other actions required of it at the Closing, is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part):

7.1.1	Accuracy of Representations. Each of the Seller’s representations and warranties in this Agreement must have been true and correct as of the date of this Agreement, and must have been true and accurate as of the Closing Date as if made on the Closing Date.

Each of the Management Shareholder’s and the Operator’s representations and warranties in the ATA and BATA must have been true and correct as of the date of the signing and closing of the respective agreement, and remain true and correct as of the Closing.

7.1.2	Seller’s Performance. Each of the covenants and obligations that the Seller, Management Shareholder and (or) the Operator are required to perform or to comply with pursuant to this Agreement, the BATA or the ATA must have been duly performed and complied with in all material respects at or prior to the Closing, and the Seller must have executed and delivered each of the Closing Documents.

7.1.3	No Injunction or Prohibition. Since the date of this Agreement, there must not be in effect any injunction, prohibition or Law restraining or prohibiting the consummation of the transactions contemplated by this Agreement, the ATA or the BATA, including the Transfer of the Assets.

7.1.4	Ownership. Subject to Article 7.1.5, the ownership in all the Assets must have passed to the Purchaser.

7.1.5	Registration. If the Transfer in any Assets is required to be registered with any Government Authority or other relevant authorities, the Seller must have submitted all necessary documents for registration of the ownership transfer prior to the Closing Date.

7.1.6	Delivery. The Seller must have delivered all Closing Documents related to the ownership of the Assets to the Purchaser on the Closing Date.

7.1.7	Source Code. The Seller must have delivered the source code and all other documents relating to the Software to the Purchaser as of the Closing Date.

7.1.8	Employees’ Agreements. Employees must have executed valid agreements approved by the Purchaser containing confidentiality, non-disclosure and work-for-hire provisions with respect to the Assets and Business.

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7.1.9	Board Approval. Within 6 days of the signing hereof, the Seller must have provided the Purchaser with a copy of the resolutions of the Seller’s board of directors and Key Shareholders’ meeting evidencing their respective approval of this Agreement.

7.1.10	LAC Agreement. The Seller shall terminate the Subscription Agreement, which was entered into by and between the Seller and London Asia Capital Plc on 20 February 2006.

7.2	Obligation to Transfer: Seller’s obligation to Transfer the Assets and to take the other actions required to be taken by the Seller at the Closing, is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller, in whole or in part):

7.2.1	Accuracy of Representations. Each of the Purchaser’s representations and warranties in this Agreement must have been true and correct as of the date of this Agreement, and must have been true and correct as of the Closing Date as if made on the Closing Date.

7.2.2	Performance. Each of the covenants and obligations that the Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects, and the Purchaser must have executed and delivered each of the documents required to be delivered by it hereunder.

7.2.3	Sufficient Funds. The Purchaser must have sufficient funds (or access to sufficient funds) available to it to fulfill its obligations under Article 2.1.

7.2.4	Registration of Shares. The Purchaser shall properly and promptly execute all necessary documents, obtain all necessary approvals and/or consents from Governmental Authorities and any other third parties, conduct all necessary filings and/or registrations, and take all other necessary actions to issue the ordinary shares to Seller as stipulated in Article 2.2.1 and register the Seller as the legal holder of such shares.

Article 8 Post-Closing Obligations

8.1	Closing and Post-Closing Obligation for Certain Taxes. All Tax, and all recording or filing fees, notarial fees and other similar costs of Closing applicable to the Transfer of the Assets (excluding, in any event, income taxes of the Purchaser) will be borne by the Seller.

8.2	Non-Competition. The Seller and the Management Shareholder shall not (and the Management Shareholder shall take any and all reasonable actions to ensure that the Operator and the associates of the Operator and the Management Shareholder shall not), for a period of 5 years after the Closing Date, directly or indirectly:

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8.2.1	own, manage, operate, finance, join, or control, or participate in the ownership, management, operation, financing or control of, or be associated as a director, partner, lender, investor or representative in connection with, any profit or not-for-profit business or enterprise in the PRC which designs or produces software products relating to the operational solutions and/or analysis for enterprises or business intelligence or otherwise competes with the Business (except with the Purchaser or Longtop WFOE); or

8.2.2	solicit, induce or attempt to induce any person employed by the Purchaser or the Longtop WFOE to enter the employ of any other person or entity.

8.3	Trade Secret. The Seller and the Management Shareholder shall not (and the Management Shareholder shall take any and all reasonable actions to ensure that the Operator and the associates of the Operator and the Seller shall not) at any time after the Closing, copy, divulge, or permit to be divulged to others, or use in any way any Trade Secret except in accordance with the Purchaser’s prior written authorization or by such Government Authority, of the information so ordered disclosed.

8.4	Software Registrations. The Seller and the Management Shareholder shall cause the Purchaser or its affiliate to be registered with the relevant Government Authority in the PRC as the owner of the copyright over the Software within 60 days after the Closing Date.

8.5	Further Assurances. At any time and from time-to-time, the Seller shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by the Purchaser necessary to satisfy its respective obligations hereunder or obtain the benefits contemplated hereby.

8.6	Assigned Contracts. The parties agree that the Purchaser shall not be responsible for any Liabilities of the Seller, the Management Shareholder or the Operator unless expressly assigned to and assumed in writing by the Purchaser.

8.7	Acknowledgment. The Seller and the Management Shareholder each acknowledge that any breach of the covenants contained in this Agreement would cause irreparable injury to the Purchaser and that damages and remedies at Law for any breach of any such covenant would be inadequate. The Seller and the Management Shareholder each acknowledge that, in addition to any other remedies available to the Purchaser, the Purchaser shall be entitled to injunctive relief and other equitable relief to prevent a breach of any such covenant.

8.8	Indemnification. The Seller and the Management Shareholder, jointly and severally, agree to indemnify, defend and hold harmless the Purchasers, Longtop WFOE, and their respective affiliates, and the partners, members, Key Shareholders, managers, directors, employees and agents of each of the foregoing, from and against and in respect of any and all demands,

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claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefore, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment) (collectively, Losses), resulting from, arising out of, or imposed upon or incurred by any legal entity or individual to be indemnified hereunder by reason of (i) any breach of any representation, warranty, covenant or agreement of the Seller or the Management Shareholder contained in this Agreement or any agreement, certificate or document executed and delivered by the Seller or in connection with the Transfer or (ii) any matter set forth on Appendix XI.

Article 9 Breach

9.1	Events of Breach. The occurrence of any one or more of the following events shall constitute a breach of this Agreement:

9.1.1	any party violates any material provision hereof or fails to perform in any material respect its obligations hereunder, and such breach or nonperformance has not been remedied for a period of 15 days after receipt of written notice from another party requesting such remedy; or

9.1.2	any representation or warranty made by any party herein shall prove to have been false or misleading in any material respect.

9.2	Liabilities for Breach. Where any party commits a breach of this Agreement, it shall be liable to compensate the other parties for any and all damages caused as a result of the breach, not including, however, indirect or consequential damages.

9.3	Liabilities for Breach by Seller and/or Management Shareholder. If for any reason due to the breach of this Agreement by the Seller and/or the Management Shareholder that results in the failure by either or both of them to meet any of the conditions for closing, then the Seller and the Management Shareholder shall be jointly and severally liable to compensate the Purchaser for any and all damages caused as a result of the breach, not including, however, indirect or consequential damages.

Article 10 Force Majeure

10.1	Consultation. In the event of Force Majeure, the parties shall promptly consult with each other to find a solution to the situation.

10.2	Exemption. Should the occurrence of a Force Majeure result in the Seller or the Purchaser’s failure to perform its obligations under this Agreement in whole or in part, the affected party may, unless otherwise stipulated by applicable Law, be exempted from performing those obligations to the extent of the effect of the Force Majeure in question.

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10.3	Best Efforts. Subject to this Article 10, the party affected by Force Majeure may suspend the performance of its obligations under this Agreement to the extent and for the duration thereof until the effect of the Force Majeure no longer operates. However, that party shall exert its best efforts to remove any impediments resulting from the Force Majeure and to minimize to the greatest possible extent any damages incurred. With the agreement of the parties, the term of this Agreement shall be extended by the period of such suspension without penalty to any party.

10.4	Written Evidence. The party claiming Force Majeure shall, as soon as possible after the occurrence of the Force Majeure, inform each of the other parties of the situation and specify the reason for its failure to perform this Agreement, so as to minimize the damages inflicted upon that party, and shall provide each of the other parties with written evidence, certified by the relevant Government Authority, of the occurrence of the Force Majeure.

10.5	Non-Exemption. A party shall not be exempted from performing its obligations under this Agreement where Force Majeure occurs following the delay by that party to perform such obligations.

10.6	Termination. If Force Majeure prevails for a period of 30 days or more and has a material adverse effect on this Agreement, then the applicable party may terminate this Agreement in accordance with Article 11.

Article 11 Termination

11.1	Conditions of Termination. This Agreement may only be terminated as listed below, namely:

11.1.1	by mutual written consent of the parties;

11.1.2	by the Purchaser, if any of the Seller or the Management Shareholder breach in any material respect its representations and warranties or other agreements or covenants herein, if the breaching party fails to remedy within 10 days after the receipt of written notice from the Purchaser requesting such remedy;

11.1.3	by the Seller, if the Purchaser breaches in any material respect its representations and warranties or other agreements or covenants herein, if the Purchaser fails to remedy within 10 days after the receipt of written notice from the Seller requesting such remedy;

11.1.4	by either the Purchaser, on the one hand, or the Seller on the other hand, if the Closing has not occurred (other than through the failure of the party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the Closing Date or such later date as the Seller and the Purchaser may agree upon;

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11.1.5	by either the Purchaser, on the one hand, or the Seller on the other hand, if the other party becomes insolvent or declares bankruptcy;

11.1.6	by either the Purchaser, on the one hand, or the Seller on the other hand, if the other party is affected by Force Majeure, by serving a written notice to such other party as set forth in Article 10;

11.1.7	by the Purchaser, if any of the Seller or the Management Shareholder expressly states or by its conduct indicates that it will not discharge any of its obligations hereunder; or

11.1.8	by any of the Seller or the Management Shareholder, if the Purchaser expressly states or by its conduct indicates that it will not discharge any of its obligations hereunder.

11.2	Effect of Termination. The termination of this Agreement shall not affect any rights and obligations which have accrued prior to the termination; provided, however, that nothing herein shall relieve any party of any liability before the termination of this Agreement.

Article 12 Governing Law and Dispute Resolution

12.1	Governing Law. This Agreement shall be governed by the PRC law. Where PRC law is silent on a particular matter relating to this Agreement, reference shall be made to international commercial practice.

12.2	Dispute Resolution.

12.2.1	Mediation. If any dispute arises in connection with this Agreement, the parties shall attempt in the first instance to resolve such dispute through friendly consultation or mediation.

12.2.2	Arbitration. If the dispute cannot be resolved in the above manner within 30 days after the commencement of consultations, either party may submit the dispute to arbitration as follows:

12.2.2.1	all disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by a sole arbitrator appointed in accordance with those rules; and

12.2.2.2	the arbitration shall be held in Hong Kong and conducted in the English language, with the arbitral award being final and binding upon the parties. The cost of arbitration shall be allocated as determined

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by the arbitrator. Any award rendered by the arbitrator shall be enforced by any court having jurisdiction upon the losing party or its assets in accordance with the Convention on the Recognition and Enforcement of Foreign Arbitral Awards (1958).

12.2.3	Continued Performance. When any dispute is submitted to arbitration, the parties shall continue to perform this Agreement.

Article 13 Notices

13.1	Notice. All notices and communications between the parties shall be made in writing and in the English and/or Chinese languages by delivery in person (including courier service) or registered mail to the addresses set forth below:

Seller:

Address	:	2F #44, Jianzhong road, Zhongshan Avenue West, Guangzhou, PRC. 510665

Attn	:	Deng Xinping

Management Shareholder:

Address	:	Room 705, No.5 2nd Qiao Yuan Street, Guangzhou, People’s Republic of China

Attn	:	Deng Xinping

Purchaser:

Address	:	15/F, Block A, Chuangxin Building, Software Park, Xiamen, 361005, P.R. China

Attn	:	Huang Shuhui

with a copy to:

TransAsia Lawyers

Address	:	Suite 2218 China World Tower 1, 1 Jianguomenwai Avenue, Beijing 100004, PRC

Attn	:	Philip Qu, Esq

13.2	Time of Receipt. The time of receipt of the notice or communication shall be deemed to be:

13.2.1	the time set forth in the transmission journal, in the case of a facsimile transmission, unless such facsimile transmission is sent after 5:00 p.m., in which event the date of receipt shall be deemed to be the following business day in the place of receipt;

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13.2.2	the time of signing of a receipt by the receiving party in the case of delivery in person (including courier service); and

13.2.3	seven days from that shown on the official postal receipt, in the case of registered mail.

Article 14 Miscellaneous

14.1	Entire Agreement. This Agreement represents the full agreement of the parties as to the subject matter hereof, and shall supersede all prior discussions, proposals, negotiations and agreements.

14.2	Amendment. This Agreement can only be modified, altered or supplemented through written agreements signed by all parties.

14.3	No Waiver. Failure or delay on the part of any party to exercise any right under this Agreement shall not operate as a waiver thereof.

14.4	Severability. The invalidity of any provision of this Agreement shall not affect the validity of any other provision of this Agreement which is unrelated to that provision.

14.5	Language. This Agreement has been prepared in 6 sets of originals, with 1 for each party and for each of the Management Shareholder. Each set shall be comprised of 1 English version.

14.6	Taking Effect. This Agreement shall be effective upon signing by the parties or their authorized representatives and shall be affixed with their respective company seals (where applicable).

[The space below is intentionally left blank.]

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IN WITNESS WHEREOF, the parties have arranged for this Agreement to be signed by themselves or their duly authorized representatives on the date first indicated above.

For and on behalf of FEnet Co., Ltd.

Signature :	/s/ Deng Xinping/[with Company chop]
Representative :
Title :

By Deng Xinping

Signature :	/s/ Deng Xinping

For and on behalf of Longtop Financial Technologies Limited

Signature :	/s/ Weizhou Lian
Representative :	Weizhou Lian
Title :

Asset Transfer Agreement	- 18 -

[Appendix I]

Shareholder Resolution of FEnet Co., Ltd.

•

Shareholder Resolution of FEnet Co., Ltd. approving entering into an Asset Transfer Agreement on May 31, 2007 for the transfer of those assets of FEnet Co., Ltd. to Longtop Financial Technologies Limited.

•	Shareholder Resolution of FEnet Co., Ltd. approving entering into an Asset Transfer Agreement on May 31, 2007 for the transfer of those assets of Guangzhou FEnet Co., Ltd.

•	Board Resolution of FEnet Co., Ltd. approving entering into an Asset Transfer Agreement on 2007 for the transfer of those assets of FEnet Co., Ltd. to Longtop Financial Technologies Limited.

•	Board Resolution of FEnet Co., Ltd. approving entering into an Asset Transfer Agreement on 2007 for the transfer of those assets of Guangzhou FEnet Co., Ltd.

•

Board Resolution of Guangzhou FEnet Co., Ltd. approving entering into an Asset Transfer Agreement on 2007 for the transfer of those tangible assets and business of Guangzhou FEnet Co., Ltd. to Longtop System Co., Ltd.

•	Board Resolution of Guangzhou FEnet Co., Ltd. approving entering into an Asset Transfer Agreement on 2007 for the transfer of certain assets of Guangzhou FEnet Co., Ltd. to FEnet Co., Ltd.

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[Appendix II]

List of Assets

1.	Non-patent technology

[None]

2.	Authorship

Self-developed software

List of self-developed software with validity

3.	Registered trademark

[None]

4.	Domain name

[www.fenet.com.cn]

5.	SMS website

[None]

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[Appendix III]

Proof of Ownership of Transferred Assets

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[Appendix IV]

List of Closing Documents

The Closing Documents include, with limitation, the following:

1.	Proof of Ownership of Transferred Assets;

2.	Signed Copies of Seller’s Board Resolutions and Key Shareholders’ Resolutions under Article 7.1.9;

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[Appendix V]

Key Shareholders of FEnet Co., Ltd.

Name	Address	Number of Shares of FEnet Co., Ltd. Owned at the Closing
JUNTOP TECHNOLOGY LIMITED	Acara Bldg., 24 De Castro Street, Weekhams Cay 1, Road Town,Tortola British Virgin Islands	6,316,667

Mandarin IT Fund I	Ugland House South Church Street P.O. Box 71 Road Town Tortola British Virgin Islands	5,625,000

FEnet Employee Plan Limited	Craiguir Chambers P.O. Box 71 Road Town Tortola British Virgin Islands	4,330,933

Forest Nominees Limited A/c GC1	P.O. Box 328 St Peter Port Guemsey GYI 3 TY	2,785,778

Asset Transfer Agreement	- 23 -

[Appendix VI]

Share Purchasers and Shares

Name of Share Purchasers	Number of Ordinary Shares
FEnet Co., Ltd.	264,233

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[Appendix VII]

Earn-out Schedule

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Earn-out schedule

A lump sum of RMB 19,500,000, the third installment of the total purchase payment, will be paid after the 2007 annual audit of the company (New FEnet) established in Guangzhou by Longtop Financial Technologies Limited (LFT) and under the trade name “FEnet”, and no later than 1 April 2008. The actual amount of the aforesaid installment will be adjusted in accordance with the performance of New FEnet during the period of assessment in 2007 after its establishment. Such period will be from 1 July 2007 to 31 December 2007 (Period). The aforesaid adjustment will be calculated as follows:

Should New FEnet fail to meet the requirement of net profit, viz RMB 10,000,000, during the Period, 2.5 times the difference between RMB10,000,000 and the actual net profit during the Period shall be deducted from the total purchase payment. Such amount is to be paid to the bank account designated by the Transferor by 1 April 2008. Should the applicable amount not be sufficient for such adjustment, the Transferor will contribute the remainder of the difference from the first installment of the payment, which has already been paid.

Should the net profit made by New FEnet during the Period exceed RMB10,000,000, 2.5 times the excess amount shall be paid to the bank account designated by the transferor, prior to 30 June 2008. However, the amount of net profit in excess of RMB12,220,000 to be used for calculation of adjustment is capped at RMB 8,000,000.

The Parties agree that the income of New FEnet in 2007 will be determined as follows:

•

The income of development business shall be determined according to the percentage of completed work and based on the amount specified in the contract , customer receipts, customer acceptance report, and statistics on work hours of New FEnet;

•	If free maintenance provisions were not stipulated in the development business contract, maintenance fee therefore should not be calculated and charged.

•

Concerning free maintenance stipulated in the development business contract, the maintenance amount or ratio shall be charged according to the amount or ratio expressly specified in the contract. Concerning the maintenance amount or ratio and the free maintenance period which is within 2 years, not expressly stated in the contract, a fee equals to 10% of the contract value will be charged and the duration for maintenance should be counted according to the agreement, and the income should be determined as follows: (the contract value includes development income and maintenance income)

a)	Prior to 31 December 2007, the development projects with expired maintenance period shall follow the general principle of income recognition in development services, determining the “development income” and “maintenance income” during the Period of New FEnet

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b)	Prior to 31 December 2007, if the maintenance period has begun but not yet finished, determining the “development income” of “New FEnet” after maintenance cost deducted from contract value according to the general principle of income recognition in development services; determining the maintenance income of New FEnet during the Period according to the maintenance days actually incurred.

c)	Prior to 31 December 2007, if the maintenance period has not begun, the “development income” of “New FEnet” shall be determined after the maintenance cost is deducted from the contract value according to the general principle of income recognition in development services.

•	The services income will be determined on a monthly basis and in accordance with the period of services stipulated in the contract;

•	The integration and products income will be determined in accordance with client receipts.

The Parties agree that New FEnet’s 2007 cost will be determined as follows:

•

For development projects concerned in the list of “business contract”in Schedule I thereof, “New FEnet”shall only be subject to capped work hours listed in the column of “NewFenet work hours (man /month)”, if actual work load exceeds(or lowers than) such work hours, the excessive (saving )hours shall be borne by “Old FEnet”.

•	Outsourcing costs of development projects shall be recognized in proportion to recognized income, but the following requires special treatment:

a)	“New FEnet” has executed the development contract and needs subcontract part of the labor services to other company for closure of this project. The cost of outsourcing development projects incurred shall be determined in accordance with the ratio at which income is determined.

b)	“New FEnet” has executed the development contract and need pay technology consultant fee and advisory fee and determines the cost in full amount upon paying.

•	The integration and products cost will be actual purchase cost.

•

The net profit of New FEnet during the Period will be the final balance of the cost, determined in accordance with the aforementioned methods, and after deducting costs, due taxes, total expenses actually incurred in accumulation, and other relevant expenses.

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[Appendix VIII]

Certain Indemnification Obligations

1.	The outstanding payment for BI Office software which is due by the Operator to Guangzhou FEnet System Network Co., Ltd.

2.	All other outstanding payments, including without limitation, the due remuneration to Operator’s employees, the shareholder loans, and any other outstanding payments to the governmental entities and/or third parties (including all taxes).

3.	All other matters which the Purchaser may discover Post-Closing from time to time, whereby all parties shall update this Appendix to reflect the same accordingly.

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Supplementary Agreement

THIS SUPPLEMENTARY AGREEMENT (Agreement) is made on this day of July 15, 2007 in Xiamen, People’s Republic of China (PRC)

among

(1)	FEnet Co., Ltd. (Seller), a company duly established and existing under the laws of the Cayman Islands, with its registered address at Zephyr House, George Town, Grand Cayman, British West Indies;

(2)	Deng Xinping (Management Shareholder), a PRC resident with ID card no. 420106196611113215 and with principal residential address at Room 705, No.5, 2nd Qiao Yuan Street, Guangzhou, PRC;

and

(3)	Longtop Financial Technologies Limited (Purchaser) , a company duly established and existing under the laws of the British Virgin Islands (BVI), with its registered address at P.O.Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

(Collectively referred to as the Parties)

Background

(A)	The parties entered into an Asset Transfer Agreement dated May 31,2007 (ATA) under which the Seller has agreed to sell to the Purchaser certain intangible assets;

(B)	The Closing has not taken place in accordance with the ATA and the parties are therefore amending and supplementing the ATA under this Agreement.

(C)	The Parties and Mandarin IT Fund I entered into a Bridge Loan Agreement (BLA) dated July 12, 2007, under which each party to the BLA has agreed to make alternative arrangements in respect of certain obligations under the ATA.

NOW, THEREFORE, the parties agree as follows:

1.	The Closing Date may be postponed notwithstanding Section 3.1 of the ATA. However, the parties hereby confirm that the Closing shall take place not later than Oct 30,2007.

2.	The Seller’s obligation to provide Board Approval pursuant to Section 7.1.9 and the Purchaser’s obligation to pay USD to the Seller in an amount equivalent to RMB[22,150,000] pursuant to Section 2.2.2 of the ATA shall be postponed to July 31,2007 and within 10 business days after the Purchaser receives the above mentioned Board Approval , respectively.

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3.	This Agreement shall have the same legal effect as the ATA. Unless otherwise provided, any articles in the ATA shall apply to this Agreement and any terms in this Agreement shall have the same meaning as those in the ATA.

[The space below is left intentionally]

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.

For and on behalf of FEnet Co., Ltd.

Signature :	/s/ Xinping Deng
Representative :
Title :

By Deng Xinping

Signature :	/s/ Xinping Deng

For and on behalf of Longtop Financial Technologies Limited

Signature :	/s/ Weizhou Lian
Representative:
Title :

Asset Transfer Agreement	- 31 -